Ply Gem Reports Third Quarter 2016 Results

•Net income increased 31.3% to $54.8 million for the third quarter.

•	Adjusted EBITDA increased to $82.5 million or 7.7% for the third quarter achieving LTM Adjusted EBITDA of $227.4 million.

•	$100.0 million voluntary debt payment made in November on Term Loan Facility.

Cary, NC (BUSINESS WIRE) November 7, 2016 - Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”) (NYSE: PGEM), a leading manufacturer of exterior building products in North America, today announced financial results for the quarter ended October 1, 2016.

Third Quarter 2016 Results:

•	Net sales for the third quarter were $530.4 million.

•	Operating earnings improved $6.0 million to $68.0 million compared to the third quarter of 2015.

•	Basic and diluted earnings per share was $0.80 for the third quarter of 2016 compared to $0.61 for the third quarter of 2015.

•	Adjusted earnings per share was $0.75 for the third quarter of 2016 compared to $0.60 for the third quarter of 2015.

•	Tax valuation allowance released for $50.1 million and tax receivable adjustment of $42.2 million during the third quarter of 2016.

•	Leverage ratio reflects continued improvement to 4.2x.

Nine Month 2016 Results:

•	Total net sales for the nine months ended October 1, 2016 increased 2.9% to $1.5 billion.

•	Operating earnings improved $46.2 million or 49.3% from the comparable 2015 period.

•	Net income increased to $68.8 million for the nine month 2016 period from $23.2 million for the 2015 period.

•	Adjusted EBITDA increased to $184.1 million or 30.2%.

•	Basic and diluted earnings per share was $1.01 for the 2016 nine month period compared to $0.34 for the 2015 nine month period.

•	Adjusted basic earnings per share was $1.17 for the 2016 nine month period compared to $0.52 for the 2015 nine month period.

“I am pleased by the solid operating and free cash flow performance of the Company during the third quarter. Both segments continued to make substantial contributions to adjusted EBITDA and allowed us to deliver the tenth consecutive quarterly year-over-year growth of adjusted EBITDA,” said Gary E. Robinette, Ply Gem’s Chairman and CEO. “Our third quarter overall sales were somewhat dampened due to a soft-patch of demand for external building products in July and August partially related to the pull forward effect of demand in the first half of 2016 as well as wet weather in the South-Central United States, however, the fundamental demand drivers of our end markets remain robust as the U.S. housing market continues to recover. During the third quarter, our teams delivered strong profitable growth through improved product pricing and operating performance initiatives while maintaining our cost discipline. As a result, Ply Gem achieved record quarterly net income of $54.8 million and adjusted EBITDA of $82.5 million.”

Commenting on the Company’s results, Shawn K. Poe, Ply Gem’s Chief Financial Officer added, “In the third quarter, we continued to drive financial improvements and profitability within our overall business. We achieved a 40 basis point improvement in our gross profit margin and realized the second highest overall quarterly gross profit margin by Ply Gem since 2009. As a result of our strong operational performance and profitability during the trailing twelve month period ended October 1, 2016, we have strengthened our balance sheet by generating in excess of $143.5 million in operating cash flow and achieved a Company record net income of $77.9 million and adjusted EBITDA of $227.4 million. We continue to focus on our debt leverage, and on November 4, 2016 made a $100 million voluntary payment on our long-term debt under our Term Loan Facility, which when combined with our previous 2016 payments totals a cumulative $160 million voluntary reduction in our long-term debt since December 2015. The strength of our operating performance, cash flow generation and meaningful debt reduction have allowed us to improve our leverage ratio 1.0 times since year end to a net leverage of 4.2 times.”

Third Quarter 2016 Financial Results
Net sales were $530.4 million compared to $530.9 million for the third quarter of 2015. The modest decrease in net sales for the three months ended October 1, 2016 can be predominantly attributed to our sales performance in Canada where net sales decreased $4.4 million or 7.1% offset by improved but somewhat dampened U.S. market demand.

Gross profit margin was 25.8% which represented an increase of 40 basis points from the third quarter of 2015. The increase in gross profit margin can be attributed to improvement in our Siding, Fence and Stone segment which continue to benefit from favorable material cost pricing. Our U.S. new construction window business experienced higher labor and freight costs partially offset by selling price increases and realized acquisition synergies.

Operating earnings were $68.0 million, an improvement of $6.0 million from the third quarter of 2015 from improved gross profit margins and lower SG&A expense as a percentage of net sales.

Net income was $54.8 million compared to $41.7 million for the third quarter of 2015. Adjusted EBITDA was $82.5 million compared to $76.6 million in the third quarter of 2015. Our EPS was $0.80 as compared to $0.61 for the comparable period in 2015, and adjusted EPS for the third quarter of 2016 was $0.75 as compared to $0.60 for the comparable period in 2015.

A reconciliation of non-GAAP (adjusted) financial measures to comparable GAAP financial measures is provided as notes to this release.

Siding, Fencing and Stone
Siding, Fencing and Stone's net sales totaled $258.9 million, increasing $3.9 million, or 1.5%, compared to $255.1 million for the third quarter of 2015. The 1.5% net sales increase was driven by a $4.9 million net sales increase or 2.2% in the U.S with unit sales volume up 6.8% partially offset by lower selling prices while net sales in Canada decreased $1.0 million or 3.0% due to weaker economic conditions in Canada. Gross profit margin for the quarter ended October 1, 2016 was 31.2%, an increase of 90 basis points from the 30.3% for the quarter ended October 3, 2015. The margin improvement resulted from the 1.5% net sales increase generated from improved U.S. market demand for our products and new business wins. The higher sales volumes experienced during the quarter ended October 1, 2016 in the U.S. enabled us to increase our operating leverage relative to the quarter ended October 3, 2015.

Windows and Doors
Windows and Doors' net sales totaled $271.5 million, decreasing $4.3 million, or 1.6% compared to $275.8 million in the third quarter of 2015. The net sales decrease for the quarter ended October 1, 2016 can be predominantly attributed to our sales performance in Canada where net sales decreased $3.4 million or 11.6% during the quarter ended October 1, 2016 as compared to the quarter ended October 3, 2015. Market demand in Canada has been negatively impacted by declining energy prices particularly in Western Canada where housing starts have significantly declined. Gross profit margin was 20.6% for the quarter ended October 1, 2016 decreasing from 20.8% for the quarter ended October 3, 2015. The gross profit decrease for the quarter October 1, 2016 can be attributed to lower operating leverage, and higher labor and freight costs, partially offset by improved pricing and product mix and realized acquisition synergies.

Outlook
“As we move into the fourth quarter and close out the year, we look forward to capitalizing on the momentum we’ve built during the third quarter of 2016,” said Mr. Robinette. “As the housing market in the U.S. continues to recover, we are well positioned to drive profitable growth and generate meaningful operating leverage, earnings and cash flow. In addition, we remain committed to driving shareholder value and continuing to improve our balance sheet. As we look to the fourth quarter and take into account some of the recent pull back in market demand, we expect our quarterly adjusted EBITDA to be in the range of $41 to $46 million which would provide a full year 2016 adjusted EBITDA of $225 to $230 million.”

Webcast
Ply Gem management will host a webcast today, Monday, November 7, 2016 at 10:00 a.m. Eastern to discuss third quarter results. To access the webcast, visit www.plygem.com and click on Investor Relations. The webcast link will be available under “Upcoming Events” as well as "Events & Presentations". If internet access is not available, please dial 877-201-0168, participant passcode 95287633. International participants, please dial 647-788-4901, participant passcode 95287633. A replay of the call will be available on our website through December 7, 2016.

About Ply Gem
Ply Gem is a leading manufacturer of exterior building products in North America. Ply Gem produces a comprehensive product line of windows and patio doors, vinyl and aluminum siding and accessories, designer accents, cellular PVC trim and mouldings, vinyl fencing and railing, stone veneer, engineered slate and shake roofing and gutterware, used in both new construction and home repair and remodeling in the United States and Canada. Ply Gem siding brands include Mastic Home Exteriors®, Variform®, NAPCO®, Mitten®, Cellwood®, Georgia-Pacific Vinyl Siding and Accessories, Durabuilt®, Ply Gem® Stone, Canyon Stone, Ply Gem® Trim and Mouldings, Ply Gem® Fence and Railing, Ply Gem® Shutters and Accents, Leaf Relief®, Leaf Logic®, and Monticello® Columns. Ply Gem windows and patio door brands include Ply Gem® Windows, Simonton® Windows, Mastic® Replacement Windows, Ply Gem® Canada, and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Additionally, Ply Gem distributes a wide-variety of exterior building products including stone veneer, fencing, railing, windows, doors and architectural accents via export globally and offers installation services in western Canada under the Gienow® Renovations by Ply Gem brand. Ply Gem employs approximately 9,000 associates across North America. Visit www.plygem.com for more information.

Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives may contain certain statements that are not historical facts, including information concerning possible or assumed future results of our operations. Those statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results expressed in or implied by our forward-looking statements, including the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic and business conditions, conditions affecting the industries we serve and our customers, the rate of sales growth, availability of labor force and efficiencies, product liability claims, our high degree of leverage and other factors discussed in our news releases, public statements and/or filings with the Securities and Exchange Commission, including our most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. Many of these factors are outside of our control and all of these factors are difficult or impossible to predict accurately. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
(Amounts in thousands, except share and per share data)	October 1, 2016	October 3, 2015

Net sales	$530,392	$530,884
Cost of products sold	393,592	396,103
Gross profit	136,800	134,781
Operating expenses:
Selling, general and administrative expenses	62,362	66,358
Amortization of intangible assets	6,429	6,422
Total operating expenses	68,791	72,780
Operating earnings	68,009	62,001
Foreign currency loss	(111)	(1,069)
Interest expense	(17,815)	(18,840)
Interest income	10	21
Loss on modification or extinguishment of debt	(2,251)	—
Tax receivable agreement liability adjustment	(42,215)	1,712
Income before provision (benefit) for income taxes	5,627	43,825
Provision (benefit) for income taxes	(49,128)	2,114
Net income	$54,755	$41,711
Net income attributable to common shareholders per share:
Basic	$0.80	$0.61
Diluted	$0.80	$0.61
Weighted average shares outstanding:
Basic	68,196,533	68,044,674
Diluted	68,389,187	68,184,013

	For the nine months ended
(Amounts in thousands, except share and per share data)	October 1, 2016	October 3, 2015

Net sales	$1,449,551	$1,409,266
Cost of products sold	1,090,761	1,089,461
Gross profit	358,790	319,805
Operating expenses:
Selling, general and administrative expenses	199,745	207,286
Amortization of intangible assets	19,278	18,904
Total operating expenses	219,023	226,190
Operating earnings	139,767	93,615
Foreign currency gain (loss)	728	(2,101)
Interest expense	(55,041)	(56,632)
Interest income	29	47
Loss on modification or extinguishment of debt	(4,650)	—
Tax receivable agreement liability adjustment	(60,606)	(13,467)
Income before benefit for income taxes	20,227	21,462
Benefit for income taxes	(48,597)	(1,762)
Net income	$68,824	$23,224
Net income attributable to common shareholders per share:
Basic	$1.01	$0.34
Diluted	$1.01	$0.34
Weighted average shares outstanding:
Basic	68,161,064	67,971,236
Diluted	68,279,959	68,105,555

The accompanying notes are an integral part of these unaudited condensed consolidated statements of operations.

1.    The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The selected balance sheet data for the periods presented in Note 5 has been derived from the December 31, 2015 audited consolidated financial statements of the Company and the unaudited condensed consolidated financial statements of the Company as of October 1, 2016, and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the Saturday of the last week in the quarter. Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.    We define adjusted EBITDA as net income (loss) plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain/(loss), non-cash loss (gain) on modification or extinguishment of debt, restructuring and integration expenses, acquisition costs, customer inventory buybacks, tax receivable liability adjustments, litigation settlements, and excess purchase price from acquisitions allocated to inventories. Other companies may define adjusted EBITDA differently and, as a result, our measure of adjusted EBITDA may not be directly comparable to adjusted EBITDA of other companies. Management believes that the presentation of adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) internally measure our operating performance and (ii) determine our incentive compensation programs. In addition, the Company's senior secured asset-based revolving credit facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA.

Adjusted EPS represents basic and diluted net loss per share attributed to common shareholders adjusted to exclude the estimated per share impact of the specifically identified items used to calculate adjusted EBITDA described above, adjusted at the statutory tax rate of 35%.

Although we use adjusted EBITDA and adjusted EPS as financial measures to assess the performance of our business, the use of adjusted EBITDA and adjusted EPS is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA and adjusted EPS included in this press release should be considered in addition to, and not as a substitute for, net earnings and earnings per share in accordance with GAAP as a performance measure. You are cautioned not to place undue reliance on adjusted EBITDA or adjusted EPS.

Certain amounts in this release have been subject to rounding adjustments. Accordingly, amounts shown as totals may not be the arithmetic aggregation of the individual amounts that comprise or precede them.

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the three months ended
	October 1, 2016	October 3, 2015
Net income	$54,755	$41,711
Interest expense, net	17,805	18,819
Provision (benefit) for income taxes	(49,128)	2,114
Depreciation and amortization	14,123	14,911
EBITDA	37,555	77,555
Non cash loss on foreign currency transactions	111	1,069
Acquisition costs	—	22
Customer inventory buybacks	334	559
Restructuring/integration expense	16	258
Litigation settlement	—	(1,194)
Tax receivable agreement liability adjustment	42,215	(1,712)
Loss on modification or extinguishment of debt	2,251	—
Adjusted EBITDA	$82,482	$76,557

	Ply Gem Holdings, Inc.
	For the three months ended
	October 1, 2016	October 3, 2015
Basic net income per share attributable to common shareholders	$0.80	$0.61
Release of deferred income tax valuation allowance (1)	(0.48)	—
Non cash loss on foreign currency transactions	—	0.01
Acquisition costs	—	—
Customer inventory buybacks	—	0.01
Restructuring/integration expense	—	—
Litigation settlement	—	(0.01)
Tax receivable agreement liability adjustment	0.40	(0.02)
Loss on modification or extinguishment of debt	0.02	—
Adjusted Basic EPS	$0.75	$0.60

Basic weighted average shares outstanding	68,196,533	68,044,674

Diluted net income per share attributable to common shareholders	$0.80	$0.61
Release of deferred income tax valuation allowance (1)	(0.48)	—
Non cash loss on foreign currency transactions	—	0.01
Acquisition costs	—	—
Customer inventory buybacks	—	0.01
Restructuring/integration expense	—	—
Litigation settlement	—	(0.01)
Tax receivable agreement liability adjustment	0.40	(0.02)
Loss on modification or extinguishment of debt	0.02	—
Adjusted Diluted EPS	$0.75	$0.60

Diluted weighted average shares outstanding	68,389,187	68,184,013

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the nine months ended
	October 1, 2016	October 3, 2015
Net income	$68,824	$23,224
Interest expense, net	55,012	56,585
Benefit for income taxes	(48,597)	(1,762)
Depreciation and amortization	42,466	44,308
EBITDA	117,705	122,355
Non cash gain (loss) on foreign currency transactions	(728)	2,101
Acquisition costs	—	647
Customer inventory buybacks	1,401	691
Restructuring/integration expense	513	3,278
Non cash charge of purchase price allocated to inventories	—	54
Litigation settlement	—	(1,194)
Tax receivable agreement liability adjustment	60,606	13,467
Loss on modification or extinguishment of debt	4,650	—
Adjusted EBITDA	$184,147	$141,399

	Ply Gem Holdings, Inc.
	For the nine months ended
	October 1, 2016	October 3, 2015
Basic net income per share attributable to common shareholders	$1.01	$0.34
Release of deferred income tax valuation allowance (1)	(0.48)	—
Non cash gain (loss) on foreign currency transactions	(0.01)	0.02
Acquisition costs	—	0.01
Customer inventory buybacks	0.01	0.01
Restructuring/integration expense	—	0.03
Non cash charge of purchase price allocated to inventories	—	—
Litigation settlement	—	(0.01)
Tax receivable agreement liability adjustment	0.58	0.13
Loss on modification or extinguishment of debt	0.04	—
Adjusted Basic EPS	$1.17	$0.52

Basic weighted average shares outstanding	68,161,064	67,971,236

Diluted net income per share attributable to common shareholders	$1.01	$0.34
Release of deferred income tax valuation allowance (1)	(0.48)	—
Non cash gain (loss) on foreign currency transactions	(0.01)	0.02
Acquisition costs	—	0.01
Customer inventory buybacks	0.01	0.01
Restructuring/integration expense	—	0.03
Non cash charge of purchase price allocated to inventories	—	—
Litigation settlement	—	(0.01)
Tax receivable agreement liability adjustment	0.58	0.13
Loss on modification or extinguishment of debt	0.04	—
Adjusted Diluted EPS	$1.16	$0.52

Diluted weighted average shares outstanding	68,279,959	68,105,555

(1) During the three and nine months ended October 1, 2016 the Company recognized a $50.1 million release on our deferred income tax valuation allowance. We released the valuation allowance for federal and certain state jurisdictions as positive factors outweighed negative evidence, specifically the Company was no longer in a cumulative loss position as of the quarter ended October 1, 2016. As of October 1, 2016, the Company still remains in a full valuation allowance position for certain state and provincial purposes.

3.	Operating segment results for the three and nine months ended October 1, 2016 and October 3, 2015 are as follows:

	For the three months ended
(Amounts in thousands)	October 1, 2016		October 3, 2015
Net sales
Siding, Fencing and Stone	$258,924	49%	$255,069	48%
Windows and Doors	271,468	51%	275,815	52%
	$530,392	100%	$530,884	100%
Gross profit
Siding, Fencing and Stone	$80,760	31%	$77,388	30%
Windows and Doors	56,040	21%	57,393	21%
	$136,800	26%	$134,781	25%

Operating earnings (loss)
Siding, Fencing and Stone	$54,853	21%	$51,122	20%
Windows and Doors	18,911	7%	18,798	7%
Unallocated	(5,755)	(1)%	(7,919)	(1)%
	$68,009	13%	$62,001	12%

	For the nine months ended
(Amounts in thousands)	October 1, 2016		October 3, 2015
Net sales
Siding, Fencing and Stone	$679,711	47%	$650,084	46%
Windows and Doors	769,840	53%	759,182	54%
	$1,449,551	100%	$1,409,266	100%
Gross profit
Siding, Fencing and Stone	$204,771	30%	$182,859	28%
Windows and Doors	154,019	20%	136,946	18%
	$358,790	25%	$319,805	23%

Operating earnings (loss)
Siding, Fencing and Stone	$126,531	19%	$106,118	16%
Windows and Doors	35,662	5%	11,960	2%
Unallocated	(22,426)	(2)%	(24,463)	(2)%
	$139,767	10%	$93,615	7%

4.	Long-term debt amounts in the selected balance sheets at October 1, 2016 and December 31, 2015 consisted of the following:

	October 1, 2016	December 31, 2015
(Amounts in thousands)

Senior secured asset based revolving credit facility	$—	$—
6.50% Senior notes due 2022, net of
unamortized early tender premium, discount and
debt issuance costs of $51,886 and $57,538, respectively	598,114	592,462
Term Loan Facility due 2021, net of
unamortized early tender premium, discount and
debt issuance costs of $26,417 and $35,106, respectively	332,833	387,369
	$930,947	$979,831
Less current portion of long-term debt	(4,300)	(4,300)
	$926,647	$975,531

5. The following is a summary of selected balance sheet amounts at October 1, 2016 and December 31, 2015:

	October 1, 2016	December 31, 2015
(Amounts in thousands)

Cash and cash equivalents	$62,693	$109,425
Accounts receivable, less allowances	283,657	195,165
Inventories	167,795	150,403
Prepaid expenses and other current assets	25,572	24,647
Property and equipment, net	164,138	161,003
Intangible assets, net	110,157	128,384
Goodwill	479,311	477,739
Accounts payable	90,416	74,496
Payable to related parties pursuant to tax receivable agreement- non-current	79,942	20,811
Long-term debt	926,647	975,531
Stockholders' deficit	(2,922)	(76,813)

Ply Gem Holdings, Inc.
Investor Relations Contact:
investors@plygem.com
919-677-3901